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                                                                   EXHIBIT 10.58



                                 SITE AGREEMENT

                                 By and Between

                        NIAGARA MOHAWK POWER CORPORATION

                                       and

                                HUNTLEY POWER LLC

                               Dated May 11, 1999


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                                 SITE AGREEMENT

       This Site Agreement is entered into on May 11, 1999(the "Agreement") by and between Niagara Mohawk Power Corporation ("Seller") a New York corporation,, and Huntley Power LLC ("Buyer"), a Delaware limited liability company (individually each a "Party" and collectively the "Parties").

                                    RECITALS

       WHEREAS, Seller and NRG Energy, Inc., a Delaware corporation ("NRG") have entered into an Asset Sales Agreement dated December 23, 1998, for the sale of certain of Seller's electric generating assets;

       WHEREAS, NRG has assigned all of its right and obligation under the Asset Sales Agreement to Buyer;

       WHEREAS, Seller intends to continue to operate Seller's transmission and distribution businesses from their present locations;

       WHEREAS, in the Asset Sale Agreement, Seller has agreed to transfer to Buyer certain designated real and personal properties, contracts, and licenses constituting certain of Seller's electric generating assets and has retained certain designated real and personal properties, contracts and licenses associated with Seller's transmission and distribution businesses;

       WHEREAS, Seller requires access to parts of the electric generating assets acquired by Buyer and Buyer requires access to parts of the transmission and distribution assets retained by Seller to conduct their respective businesses; and

       WHEREAS, the Parties wish to define the continuing responsibilities and obligations that each has to the other with respect to access to, the use of, and the services to be provided for and in respect to the property, assets and facilities of the other.

       NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


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                                    ARTICLE 1
                                   DEFINITIONS

       1.1 Wherever used in this Agreement with initial capitalization,, the following terms shall have the meanings specified or referred to in this Article
1. Any term with initial capitalization not defined herein, has the meaning set forth in the ASA or the Interconnection Agreement.

       1.2 "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated as of December 23, 1998, between Niagara Mohawk Power Corporation and NRG.

       1.3 "Black Start Capability" shall mean the ability of a generating unit or station to go from a shutdown condition to an operating condition and start delivering power without assistance from the electric system.

       1.4    "Closing(s)" shall have the meaning set forth in the ASA.

       1.5    "Closing Date" shall have the meaning set forth in the ASA.

       1.6    "Delivery Point" shall the meaning set forth in the ASA.

       1.7 "Distribution System" shall mean Niagara Mohawk's distribution equipment operated for delivery of electric energy to interconnected customers unless otherwise noted.

       1.8    "Easement" shall have the meaning set forth in the ASA.

       1.9 "Electric System Bulletin No. 756" or "ESB 756" shall mean Niagara Mohawk Power Corporation's Electric System Bulletin 756, dated December 1997, attached as Schedule B to this Agreement, as it may be amended or revised from time to time.

       1.10 "Energy Management System" or "EMS" shall mean Seller's computer based system used primarily for the real time operation of Seller's existing power generation, transmission and distribution facilities.

       1.11   "Environmental Laws" shall have the meaning set forth in the ASA.



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       1.12   "Excluded Assets" shall have the meaning set forth in the ASA.

       1.13   "FERC" shall mean the Federal Energy Regulatory Commission.

       1.14 "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by the Seller. Good Utility Practice shall include, but not be limited to, North American Electric Reliability Council ("NERC"), Northeast Power Coordinating Council ("NPCC"), and New York Power Pool ("NYPP") or successor organizations policies, criteria, guidelines, rules and standards, as they may be amended or reused from time to time.

       1.15 "Hazardous Substances" shall have the meaning set forth in the ASA.

       1.16 "Interconnection Agreement" shall mean a separate Interconnection Agreement(s) dated as of April 20, 1999, between Niagara Mohawk Power Corporation and Buyer pertaining to the electric generating facilities included in the Purchased Assets.

       1.17 "Interconnection Facility" shall have the meaning set forth in the Interconnection Agreement.

       1.18 "Interconnection Point" shall have the meaning set forth in the Interconnection Agreement.

       1.19 "Maintain" shall mean construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, modify or other similar activities.

       1.20 "Metering Point" ("MP") shall mean the location of instrument transformers used to measure current and voltage for the purpose of power and energy metering. These locations are shown, in part, on the interconnection diagrams included in Appendix A.



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       1.21   "NYPP" shall mean New York Power Pool or its successor.

       1.22 "NYPP Tariff" shall mean the New York Power Pool's Open Access Transmission Tariff as filed with FERC on ________________, or revised amended from time to time.

       1.23   "NERC" shall mean North American Electric Reliability Council.

       1.24 "NPCC" shall mean Northeast Power Coordinating Council, a regional reliability coordination body.

       1.25 "Primary Systems" shall mean bulk power equipment such as transformers, circuit breakers, rigid or strain bus and other equipment operating at or above 600 volts.

       1.26   "Purchased Assets" shall have the meaning set forth in the ASA.

       1.27 "Qualified Personnel" shall mean individuals (i) who meet the standards and requirements set forth at 29 C.F.R. Section 1910.269(a)(2) (1998), as amended; and (ii) if performing switching, tagging or grounding of electrical equipment, who are appropriately trained and meet the qualifications and requirements to switch, tag and ground electrical equipment as set forth in "Switching and Tagging Rules" attached as Schedule H to this Agreement and "Testing and Grounding for the Protection of Employees" attached as Schedule I to this Agreement.

       1.28   "Release" shall have the meaning set forth in the ASA.

       1.29 "Revenue Metering Point" shall mean the location on the power system where electrical measurements of power and energy supplied or received in all four quadrants (kW, kWH, kVAR, kVARH, etc.) are determined for the purpose of reconciliation between the parties. These quantities are either measured directly by instrumentation installed at the metering point or determined indirectly through the application of compensation factors to the measurements made by instrumentation installed in proximity to the revenue metering point, which is generally shown as the Delivery Point on the interconnection diagrams in Appendix A.

       1.30 "Revenue Meters" shall mean all kWH, kVAH, and kVARH meters pulse isolation relays, pulse conversion relays, associated totalizing and Remote


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Access Pulse Recorder (RAPR) equipment required to measure the transfer of energy between the Parties.

       1.31 "Right of Way Access" shall mean the existing gates, roadways, paths or other means of access required to gain entry to the Transmission or Distribution System assets located on or within the property or facilities of the other Party.

       1.32 "Routine Inspection and Maintenance" shall mean any inspection and/or work required pursuant to Good Utility Practice on either Party's property or facilities to ensure and maintain reliable substation, transmission, and distribution operations.

       1.33 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, ac or dc, including but not limited to any hardware, control or protective devices, cables, conductor, electric raceways, secondary equipment panels, transducers, batteries, chargers, and voltage and current transformers where signals or energy may be used by Buyer and/or Seller.

       1.34 "Separation Document" shall mean such documents or exhibits delineated as such and which have been provided to and adopted by Buyer which describe the Purchased Assets and Excluded Assets and define and identify the ownership and dispatch points of demarcation of said assets.

       1.35 "Service Point" shall mean the point of connection between the facilities of Seller and the equipment of Buyer.

       1.36 "Shared-Use Equipment" shall mean that equipment that Buyer and Seller may jointly operate for the benefit of their respective operations as is identified in Schedule A to this Agreement.

       1.37 "Site" shall mean the location of all the plant equipment and real property associated with each electric generating facility included in the Purchased Assets.

       1.38 "Spill Prevention Control and Countermeasure Plan" or "SPCC" shall mean a plan developed in accordance with 40 C.F.R. Part 112 to be implemented for onshore facilities that includes physical structures and other measures to respond to and to prevent spills of oil or hazardous substances from reaching navigable waters.

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       1.39   "Stormwater Management" shall mean physical structures and other measures used to collect, store, treat, or dispose of water as a result of rain, snow, or other precipitation, including snow melt runoff, surface runoff and drainage.

       1.40 "Stormwater Pollution Prevention Plan" or "SWPPP" shall mean a plan developed in accordance with 40 C.F.R. Part 122 to be implemented to control and monitor stormwater discharges associated with industrial or construction activities.

       1.41 "Switching and Tagging Rules" shall mean the document attached as Schedule H to this Agreement and as may be amended from time to time.

       1.42 "SPDES" shall mean State Pollutant Discharge Elimination Systems permit.

       1.43 "Testing and Grounding for the Protection of Employees" shall mean the document attached as Schedule I to this Agreement and as may be amended from time to time.

       1.44 "Transmission System" shall mean Niagara Mohawk's transmission system including any modifications subsequent to the date of this Agreement.

                                   ARTICLE 2
                         TERM AND DELINEATION OF ASSETS

       2.1 This Agreement shall become effective as of the Closing Date, and shall continue in full force and effect for 40 years (the "Term"). Upon notice by either Party at the end of the thirty-eighth (38) year of a desire to extend this Agreement, the Parties shall negotiate in good faith to extend this Agreement on mutually agreeable terms.

       2.2 The points of demarcation between the Purchased Assets and the Excluded Assets are the service points as set forth in Schedule A of this Agreement.

       2.3 Seller shall own the grounding grid, ductbanks, cable raceway, and drains within the boundaries of Seller's property. Buyer shall own the grounding grid, ductbanks, cable raceway, and drains within the boundaries of Buyer's property. For Seller's equipment located on Buyer's property, Seller shall own the connection to Buyer's ground grid and drains. Seller shall own the cables attached to Seller's
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equipment regardless of location. For Buyer's equipment located on Seller's property, Buyer shall own the connection to Seller's ground grid and drains. Buyer shall own the cables attached to Buyer's equipment regardless of location. Both Buyer and Seller shall be responsible for ensuring continuity of the above items on and between their respective properties.

       2.4 Seller shall own the fencing that immediately surrounds Seller's property or equipment unless otherwise specified. Buyer shall own all other fencing on the site. In the event that the parties share a common fencing location, the Buyer shall own the fence and provide the Seller with all necessary access to Seller's property and equipment.

       2.5 The Parties agree to work cooperatively over time to supplement the Separation Document, as necessary, and to take such other reasonable steps to further clarify the delineation between the Purchased Assets and the Excluded Assets.

                                    ARTICLE 3
                                   SITE ACCESS

       3.1 The Parties acknowledge that each has granted permanent Easements to the other to access, and maintain facilities, systems, and equipment, located on or in the property or the facilities of the other.

       3.2 Each Party shall permit and provide access to all properties and facilities as may be necessary to enable the other to maintain its respective facilities, systems equipment, and property. Each Party shall provide or require such access in a manner so as not to interfere with the ongoing business operations, rights, and obligations of the other.

       3.3 Consistent with Article 3.5 below, Seller shall have the right to enter Buyer's property and facilities at any time with notice to Buyer (except in emergency) to Maintain Seller's facilities, systems, equipment, and property as necessary. However, Seller will not have the right to access, operate, modify or otherwise disturb facilities, systems or equipment owned by the Buyer unless otherwise provided for in this Agreement.

       3.4 Consistent with Article 3.5 below, Buyer shall have the right to enter Seller's property and facilities at any time with notice (except in emergency) to Seller to Maintain Buyer's facilities, systems, equipment and property as necessary.

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However, Buyer will not have the right to access, operate, modify or otherwise disturb facilities, systems or equipment owned by the Seller unless otherwise provided for in this Agreement.

       3.5 Each Party shall provide to the other all such keys, access codes, or other access methods necessary to effectuate the rights of access contemplated by this Article 3. Each Party shall limit access to energized areas the other's facilities, systems, equipment and property to Qualified Personnel.

       3.6 Seller shall conform to Buyer's reasonable site security and safety procedures before Seller's personnel enter Buyer's property facilities or for routine measurements, inspections, meter reads and other non-disruptive work that does not require system or equipment outages. Buyer shall conform to Seller's reasonable site security and safety procedures before Buyer's personnel enter Seller's facilities or property for routine measurements, inspections, meter reads and other nondisruptive work that does not require system or equipment outages. Except as provided in Article 14, for work that will require system or equipment outages or that is reasonably expected to impact the security or normal operation of Seller's electric system or Buyer's electric generation activities, the Party desiring to perform the work shall provide the other Party verbal or electronic advance notice at least three (3) business days in advance of the date such work is to commence. Seller shall provide such notice to Buyer's shift supervisor (or equivalent). Buyer shall provide such notice to Seller's dispatch personnel (or equivalent). The Parties shall use theft best efforts to schedule their work so as not to interfere with the operations of the other Party.

       3.7 Should either Party decide permanently to abandon the use of any Easement or portion thereof, such Party shall give the other Party written notice of such intent and shall cause a release of said Easement or any portion thereof to be properly recorded.

       3.8 The Parties may mutually agree to relocate any or all of the Easement locations provided, however, that the Party requesting the relocation shall: (i) pay all reasonable costs and expenses associated with the relocation; and, (ii) execute or obtain in a form reasonably satisfactory to the other Party and suitable for recording, all instruments necessary to establish the new Easement location. Both Parties agree to use their best efforts to establish a mutually agreeable location if requested by a Party.

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       3.9    Buyer shall permit Seller access to the site to perform any required environmental remediation for any liabilities retained by the Seller. Such work is to be accomplished consistent with Article 3.5.

                                    ARTICLE 4
                                   MAINTENANCE

       4.1 Except as provided elsewhere in this Agreement or in the Interconnection Agreement, each Party shall Maintain its own property (including removal of waste and trash), systems, facilities equipment and points of access regardless of location.

       4.2 Buyer shall be responsible for Routine Inspection and Maintenance of all common use roadways and plant accesses in a safe and efficient manner and pursuant to Good Utility Practice.

       4.3 Seller shall provide Routine Inspection and Maintenance for Buyer as set forth in Schedule F to this Agreement.

       4.4 Buyer shall provide Routine Inspection and Maintenance for Seller's as set forth in Schedule C to this Agreement.

       4.5 If the Routine Inspection and Maintenance to be performed will result in a modification of the facility system or equipment or the construction of a new facility, the Party desiring to perform such Routine Inspection and Maintenance shall provide the other Party with the notice and description of the planned work and otherwise comply with the provisions of set forth in Article 6.

       4.6 Where any ground grid, grounding, ductbanks, cable raceways, drains or fences are jointly used, each Party is responsible for maintaining these jointly used items that it owns for the mutual benefit of the parties. Both Parties will share the cost of any improvements to such jointly used items initiated for the benefit of both Parties on a pro rata basis.

                                    ARTICLE 5
                                EQUIPMENT TESTING

       5.1 Upon Seller's written request, Buyer shall, quarterly, or when problems exist with equipment or systems, without cost to Seller, test, calibrate, verify or


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validate the telemetering, data acquisition, protective relay, fire protection, control equipment or systems, or other equipment or software connected to or otherwise affecting the operation of Seller's Transmission or Distribution System. Buyer shall conduct all such tests, calibrations, verifications and validations in accordance with Good Utility Practice and ESB 756 and shall promptly provide Seller with copies of the results of any such test, calibration, verification or validation. If Buyer is unable or unwilling to conduct any such test, calibration, verification or validation requested by Seller, Seller shall have the right to take any and all actions, consistent with Good Utility Practice, to protect and ensure the safe and reliable operation of its Transmission and Distribution Systems including disconnecting Buyer's facility, systems or equipment from those systems.

       5.2 This Article 5 shall not apply to the Interconnection Facility or such equipment testing contemplated by Section 5.1 of the Interconnection Agreement.

                                   ARTICLE 6

                 NEW CONSTRUCTION, MODIFICATIONS OR ALTERATIONS

       6.1 Each Party shall use the best efforts to give the other Party at least one (1) year's advance written notice of any plan to construct new facilities or to modify or alter any facility, system or equipment that is the object of this Agreement and to provide sufficient description (including all drawings and specifications) of such plans as to enable the other Party to reasonably determine whether the planned activity is likely to impact adversely its operations. If the new construction, modification or alteration is the result of a requirement or order of a government authority and one (1) year advance notice cannot be given, each Party shall use its best effort to give the other Party such advance written notice as is reasonably possible. To the extent possible, the Parties agree that any such modification, construction or alteration will be scheduled to coincide with planned outages.

       6.2 If a Party reasonably determines that the new construction, modification or alteration planned by the other Party is likely to adversely impact its operations, it shall, within sixty (60) days of receipt of notice under Article 6.0, give the other Party written notice of and the basis for that conclusion. Upon delivery and receipt of such notice, the Parties shall negotiate in good faith to mitigate the identified likely. adverse impact of any planned new construction modification, or alteration.


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       6.3    The Parties acknowledge that it is the intent of this Agreement to bring all facilities systems equipment, located and in use at the electric generating station(s) to which this Agreement relates into full compliance, over time, with ESB 756. Accordingly, whenever a Party proceeds with a modification or alteration to or new construction of any facilities systems equipment, it shall implement such new construction modification, or alteration in full compliance with ESB 756. Seller shall have the right to review and accept or reject any such new construction, modification, or alteration, or any changes or circumstances that might reasonably be expected to affect its Transmission or Distribution System or the Interconnection Facility.

       6.4 Each Party shall, promptly upon completion of any new construction of or modification or alteration to any facility, system, or equipment shared with the other Party, provide the other Party with all appropriate documentation in the form of written test records, operation and maintenance procedures, material lists or descriptions and a duplicate set of the most current drawings of such newly constructed, modified or altered facility, equipment or systems which could reasonably be expected to affect the operations of the other Party, and including for shared use equipment only, at a minimum, one or more of the following, as applicable:

System One-Lines -             Single page format drawings used for dispatch
                               and operation purposes.

One-Line Drawings -            Prints which provide a higher level of detail
                               than system one-line drawings and identify on a line basis current and voltage transformer locations, protection relay types, and meter and control connections.

Three-Line Drawings -          Prints which provide the highest level of detail
                               for the facilities in a three-line format with specific current and voltage transformer connections, relay and meter terminations.

Schematic Drawings -           Prints which provide information on apparatus
                               controls, switch developments, etc.


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Connection Wiring Drawings -   Prints which describe the physical layout, relay,
                               terminal block and device locations, wiring and other construction details.

Other Physical Drawings -      Prints which include information on foundations,
                               equipment, layouts grounding, panel
                               constructions, etc.

       6.5    This Article 6 shall not apply to the Interconnection Facility.

                                    ARTICLE 7
                                   INSPECTIONS

       7.1 Each Party shall, at its own expense, have the right to inspect or observe the maintenance activities, equipment tests, installation, construction, or other modifications to the other Party's facilities, systems, or equipment which might reasonably be expected to affect adversely the observing Party's operations. The Party desiring to inspect or observe shall give the other Party written notice of its desire to inspect or observe. When such notice is given, the Parties shall coordinate their activities so as to reasonably accommodate the noticing Party's right to inspect or observe.

       7.2 If the inspecting/observing Party identifies any deficiency or defect which might reasonably be expected to impact adversely the operations of the inspecting/observing Party, said Party shall notify the other Party of the deficiency or defect. Upon receipt of such a notice of deficiency or defect, the Party owning the facility, system or equipment shall, in good faith, make any corrections necessitated by Good Utility Practice. If a Party is unable or unwilling to make such corrections, necessitated by Good Utility Practice, the other Party shall have the right to take such measures, consistent with Good Utility Practice, necessary to ensure that its own facilities, systems and equipment are secure and safe.

       7.3    This Article 7 shall not apply to the Interconnection Facility.

                                    ARTICLE 8

                         TRANSMISSION. DISTRIBUTION AND
                          TELECOMMUNICATION STRUCTURES



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       8.1    The Parties acknowledge that certain structures located at the site (including those associated with transmission, distribution and telecommunications activities) are essential both to Buyer's generation operations and Seller's distribution and transmission operations. The Party owning such structures shall Maintain them pursuant to Good Utility Practice. The Parties shall, within ninety (90) days of the Closing, jointly undertake an initial inspection of all such structures. After the initial inspection, the Parties shall establish a mutually agreeable schedule for further regular inspections of such structures.

       8.2 The Party owning such transmission, distribution or telecommunication structures shall prepare a written report summarizing each inspection and describing any loose hardware, foundation problems, guy, shield or ground wire deficiencies, corrosion or other observed defects. A copy of each such report shall be provided promptly to the other Party. The Party owning the structure shall be responsible for correcting any noted deficiency, corrosion, or observed defects within 12 months of the date of the inspection during which the deficiency, corrosion or defect was identified or in such shorter time as may be dictated by Good Utility Practice.

       8.3 Each Party shall, after providing advance written notice to and obtaining approval from the other Party, such approval not to be unreasonably withheld, at its own expense, have the right to modify, add or upgrade communication equipment including but not limited to antennae, wave guides and cables on the other Party's transmission, distribution or telecommunication structures, provided that said upgrades have no long term adverse impact upon the other Party's operations and shall not require the other Party to incur any costs, unless compensated.

       8.4    This Article 8 shall not apply to the Interconnection Facility.

                                    ARTICLE 9
                    INFORMATION REPORTING AND INVESTIGATIONS

       9.1 The Parties agree that from time to time Seller may request and Buyer shall promptly provide accurate, complete, and reliable information needed by Seller for the operation, maintenance, planning of its Transmission or Distribution System. Such information may include, but may not be limited to, metered values for MW, Mvar, voltage, current, amp, frequency, breaker status indication, or any other information reasonably required by Seller for reliable operation of its Transmission or Distribution System pursuant to Good Utility Practice. Such information, reports or data shall be gathered for electronic transmittal to Seller using the EMS where available.

       9.2 Buyer shall cooperate with Seller in the investigation of any disturbance or misoperation to the Transmission or Distribution System that may occur. Buyer shall provide equipment, operational data (such as relay targets), fault recorder data, and other such data as is needed to assist the Seller in determining the root cause of any such disturbance or misoperation. Each Party shall be responsible for its own costs related to any such investigation.

       9.3 Notwithstanding anything to the contrary in this Agreement, any obligation set forth in this Agreement for Buyer to provide information, reports, or data to Seller shall be subject to the following limitations: (i) such information, reports, or data shall be subject to the confidentiality provisions of the ASA; (ii) Buyer shall be required to provide such information, reports or data only to the extent Seller reasonably requires such information to operate, maintain, or plan its Transmission or Distribution System pursuant to Good Utility Practice and to verify conformance with ESB 756; and (iii) Seller shall use any information provided by Buyer pursuant to this Agreement only for the purposes of operating, maintaining and planning its Transmission or Distribution System pursuant to Good Utility Practice.

       9.4 If Buyer concludes that a request to provide any information, report, or data requested by Seller is covered by any of the limitations set forth in Article 9.2, Buyer shall promptly advise Seller in writing of that fact and the basis for its conclusion. Buyer shall, nevertheless, provide Seller with the requested information, report or data if Seller advises Buyer in writing that such information, report or data: (i) comprises real time generating information; (ii) is required as a result of, or to enable Seller in a timely fashion, to respond to or prevent, any emergency condition; (iii) is required to enable Seller in a timely fashion to maintain the safety and reliability of the Transmission or Distribution System or to avoid endangering life or property; or
(iv) is otherwise required by Seller before a dispute between the Parties regarding the appropriateness of Seller's request can be resolved in order for Seller to operate, Maintain, or plan the Transmission or Distribution System pursuant to Good Utility Practice. The Parties agree to cooperate in good faith to expedite a mutually acceptable resolution of any dispute arising under this Article.

                                   ARTICLE 10
                          NOTICE OF ALARMS OR PROBLEMS

       10.1 Each Party shall provide the other with prompt notice of any alarms, identified actual or potential problems, any safety issue or any other issue that may have an immediate adverse effect on the other's facilities, system or equipment located on or in each other's property or facility, the Interconnection Facility as identified in the Interconnection Agreement or the switchyard immediately serving the Buyer's equipment. This notice shall be verbal and provided immediately upon identification of such an event.

                                   ARTICLE 11
                                  LOCAL SERVICE

       11.1 The Parties agree that, due to the integration of certain control schemes, revenue metering applications, and communication networks, among other things, it is cost effective to provide each other with certain local services as set forth herein. The Parties shall use their best efforts to ensure that such local services provided by one Party to the other Party shall be available at all times and on the terms and conditions specified herein.

       11.2 Each Party agrees to provide the other with such current, potential, metering and contact outputs as are required for the operation of protection and control systems as set forth on Schedule C and F to this Agreement.

       11.3 Seller shall install, at Seller's expense, revenue meters to provide data required by Seller at all Service Points mutually agreed upon prior to closing. After closing, metering will be provided consistent with tariffs for Seller's supply customers.

       11.4 Unless otherwise provided for in this Agreement, Buyer and Seller shall agree upon an equitable allocation of charges for electric service for all Shared Use Equipment. Seller shall provide to Buyer such other service as set forth in Schedule F to this Agreement.

       11.5 Buyer shall provide Seller with ac and de service power in the quantities, levels, and locations as exists prior to Closing and as set forth in Schedule C to this Agreement.


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       11.6   Buyer shall provide Seller with heating, ventilation, air
conditioning, lighting, and other building services for relay, control and communications room, offices, control houses or other related transmission or distribution areas or spaces within Buyer's facilities set forth in Schedule C to this Agreement.

       11.7 Buyer shall provide Seller, at no cost to Seller, with uninterrupted, dedicated cable connection and access for Seller's telecommunications equipment.

       11.8 Buyer shall provide Seller, with such office, storage and building spaces as set forth in Schedule C to this Agreement.

       11.9 Buyer shall provide Seller and Maintain for Seller's benefit such fire protection systems as exist at the Site at the time of Closing which are required to protect Seller's assets located in Buyer's facilities, and water or CO2 systems, as applicable and in accordance with National Fire Protection Association codes, up to Seller's property line or easement, whichever is closer to Seller's equipment and facilities. Such systems shall include, but not be limited to, all necessary control and supply equipment so as to perform as a fully functional system.

       11.10 Unless specified herein or otherwise agreed to, each of these services will be provided on an actual cost basis. In each instance, Seller shall have the right to audit Buyer's books and records to verify the cost determination.

                                   ARTICLE 12
                          REMOTE TERMINAL UNITS (RTUs)

       12.1 Each Party shall, unless prohibited by regulation, make available to the other, at no cost, all data with respect to any on-Site RTU that the other Party requests, that is necessary to operate equipment or systems or to respond to any regulatory inquiries.

       12.2 The Parties agree when replacement of an on-Site RTU is required due to technical obsolescence, catastrophic failure, or otherwise by mutual agreement, that: (i) Buyer shall be responsible for all hardware and installation costs for RTUs used solely for the operation of Buyer's facilities;
(ii) Buyer shall be responsible for RTU hardware and installation costs for RTUs owned by Seller that are used for interconnection data telemetry to the Seller's EMS pursuant to ESB 756; and, (iii) Seller shall be responsible for all RTU hardware and installation costs for RTUs owned by Seller which are used solely for the operation of Seller's Transmission or

Distribution System. Separate RTUs shall be installed at Buyer's expense for each Party's use under (i) and (ii) above.

       12.3 Each Party shall maintain their respective RTUs in good working condition so as not to compromise the other Party's ability to obtain data pursuant to Article 12.0 or to compromise the other Party's operational control of its facilities, systems or equipment.

                                   ARTICLE 13
                                PROTECTION RELAYS

       13.1 On-Site protection relays required by ESB 756 for over current, under and over voltage, under and over frequency and other protection relays as may be required by Seller shall be owned by the Buyer. If Seller reasonably determines that a protection relay is needed and requests Buyer to install such a relay at a location where one does not exist, Buyer shall do so promptly at its own cost. Seller will provide Buyer with the required settings for all protection relays and Buyer shall comply with the settings provided by Seller.

       13.2   This Article 13 shall not apply to the Interconnection Facility. -

                                   ARTICLE 14
                              EMERGENCY PROCEDURES

       14.1 Seller shall provide Buyer with prompt verbal or electronic notification of Transmission System or Distribution System emergencies which may reasonably be expected to affect Buyer's immediate operation of its facilities. This notification shall be to the station shift supervisor or equivalent

       14.2 Buyer shall provide Seller with prompt verbal or electronic notification of generation equipment emergencies which may reasonably be expected to affect Seller's operations. This notification shall be to the Niagara mohawk shift operator or equivalent.

       14.3 If, in the good faith judgment of a Party, an emergency endangers or could endanger life or property, the Party recognizing the emergency shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If, however, the emergency involves electrical equipment associated with the Transmission or Distribution System, Buyer shall notify Seller's dispatch personnel (or equivalent) prior to performing any switching operations.

                                   ARTICLE 15
                                     SAFETY

       15.1 Each Party shall be solely responsible for and assume all liability for the safety and supervision of its own employees, agents, representatives, and subcontractors.

       15.2 Each Party shall comply with the Switching and Tagging Rules and the Testing and Grounding for Protection of Employees procedures at (i) all Primary and Secondary System equipment interconnections or Service Points and on all of Seller's facilities, systems, equipment and property to which Buyer or Seller has access pursuant to this Agreement, and (ii) when operating the switch which is the first means of disconnect on the Buyer's side of the Interconnection Facility.

       15.3 Buyer shall be responsible for all switching, tagging and grounding of Buyer's facilities, systems, equipment, and property. Seller shall Maintain and be responsible for all switching, tagging and grounding of Seller's facilities, systems, equipment and property.

       15.4 Each Party shall be responsible for and shall train, test, and certify its own Qualified Personnel to perform relevant work under this Agreement.

                                   ARTICLE 16
                            ENVIRONMENTAL PROCEDURES

       16.1 Each Party shall provide the other Party with immediate verbal notification and then follow up by written notification within 24 hours of occurrence of any Release of Hazardous Substances or any type of remediation activity that could reasonably be expected to adversely affect the other Party.

       16.2 If applicable, Buyer shall allow Seller to use at no cost existing groundwater monitoring wells located at the Site for conducting Seller's remediation and monitoring of environmental conditions on Seller's property. Buyer shall be responsible for the repair and maintenance of existing groundwater monitoring wells at the Site.

       16.3 Seller will have the right to discharge at no cost stormwater runoff from Seller's property across Buyer's property under the authority of the Buyer's SPDES permit where such permits exist.

       16.4 Each Party shall be responsible for the storage and off-site disposal of all Hazardous Waste generated by the use, operation, maintenance, relocation or removal of its equipment that are located on the property or at any facility of the other Party.

       16.5 Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to affect the other Party's facilities or common use drainage or pollution controls systems, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

       16.6 Buyer shall incorporate into its own emergency planning documents including but not limited to SPCC and SWPPP plans, Hazardous Substances contingency planning and emergency response contingencies relating to Seller's facilities, systems and equipment which are located on Buyer's property or within Buyer's facilities.

       16.7 Neither Party shall knowingly take any actions which might reasonably be expected to have an adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

       16.8 Buyer shall grant to Seller such reasonable requests for an easements for drainage of stormwater from land retained by Seller across Buyers' property. These easements shall include the right to use Buyer's property (including trench drains, valves, pipelines, leach fields, oil water separator, wastewater treatment facility, and other fixtures), equipment or portions of the Buyer's property, as applicable, for drainage, discharge, retention, or percolation of stormwater runoff:

       16.9 Seller shall comply with the requirements of: (i) Buyer's SPCC plan that applies to discharges from Seller's retained properties; and (ii) Buyer's SPDES permit that applies to discharges from Seller's retained land.

                                   ARTICLE 17
                                     AUDITS

       17.1 Upon written request, each Party shall have the right to audit the other's accounts and records pertaining to transactions under this Agreement. Any audit requested pursuant to this Article shall be conducted at a mutually acceptable time at the offices where such accounts and records are maintained. Any audit undertaken pursuant to this Article shall be limited to those portions of such accounts and records of the audited Party that relate to services provided to the auditing Party. Upon request, the auditing Party shall promptly provide the audited Party with the audit report and all supporting materials. To the extent that audited information includes information deemed confidential by the audited Party, the auditing Party shall at its sole expense, retain an independent auditor to perform the audit, and the confidentiality provisions of the ASA shall apply to such auditor.

                                   ARTICLE 18
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

       18.1 Each Party shall provide the other with an invoice for all payments - due for reimbursable services provided to the other Party under this Agreement during the preceding calendar month on or before the 10th business day of the calendar month. Unless services are provided on a lump sum basis, each invoice shall describe the services performed or provided. Each invoice shall be paid within thirty (30) days of the date of issuance. All payments shall be made in U.S. dollars and in immediately available funds payable to the other Party, or by wire transfer to a bank named by the invoicing Party. In the event that payment is not received by the date due, that payment shall bear the interest at the Citibank prime rate for U.S. currency as established from time to time from and including the date on which payment was due but excluding the date the payment is actually received. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

       18.2 If either Party in good faith, disputes any part of an invoice issued by the other Party, the disputing Party shall immediately notify the other Party and provide a written explanation of the basis for such dispute. The undisputed portion of the invoiced amount shall be paid by the disputing Party by the due date of the invoice. If any amount withheld under dispute is ultimately determined to be due, it shall be paid within one (1) day of such determination with interest at the Citibank prime rate for U.S. currency as established from time to time from and including the date any such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is paid. No payment obligation shall be subject to this Article unless a notice of dispute is given with respect thereto within 30 days of the date payment of the invoice is due.

       18.3   This Article 18 shall not apply to the Interconnection Facility.

                                   ARTICLE 19
                                  DOCUMENTATION

       19.1 Each Party shall provide the other Party with all appropriate documentation including but not limited to written test records, operation and maintenance procedures, drawings, material lists, descriptions, or calibrations whenever a Party makes an alteration, change, or modification to its property, facilities, systems or equipment that could reasonably be expected to affect the operations of the other Party.

       19.2   This Article 19 shall not apply to the Interconnection Facility.

                                   ARTICLE 20
                            SELLER'S RIGHT TO OPERATE

       20.1 Seller shall have the right to operate Buyer's dc power systems, components of protection and metering circuits, EMS equipment, secondary circuit components, communication equipment, and building facilities, software, documentation, and structural components associated with the foregoing, as are necessary for Seller, in Seller's reasonable determination, to operate and/or maintain its Transmission and Distribution Systems if: Buyer or Buyer's assignee, successor, transferee or other entity legally responsible for Buyer's obligations shall cease operations at the Site or fail to comply with any material obligations or duties set forth in this Agreement, which cessation or failure has or reasonably threatens to have a material adverse affect on the operation of Seller's Transmission or Distribution System. Before Seller may exercise its rights under this Article, Seller shall give Buyer or Buyer's assignee, successor, transferee or other entity legally responsible for Buyer's obligations under this Agreement written notice of Seller's intent to exercise its rights under this Article. Such notice shall specify the actual or alleged failure of Buyer or Buyer's assigns, successor, transferee's or other legally responsible entity to comply with such obligations or duties. Seller shall then be entitled to exercise its rights under this Article only if Buyer or Buyer's assignee, successor transferee or other legally responsible entity fails remedy such failure within (i) ten (10) days after the receipt of such notice, or (ii) such longer period, not to exceed sixty (60) days after the receipt of such notice, as is necessary to remedy the failure if the failure cannot be reasonably remedied within ten (10) days and Buyer or Buyer's assignee, successor or transferee commences action to remedy such failure within ten (10) days and takes, or permits Seller to take, interim measures to minimize the adverse impacts of the failure on the Transmission and/or Distribution System. Notwithstanding the foregoing, if, in the Seller's judgment exercised pursuant to Good Utility Practice, Seller concludes that the failure endangers life or property or impair or create a significant risk to the safety, reliability, stability, or integrity of the Transmission System or Distribution System, then, consistent with Article 14, Seller may implement its rights under this Article as necessary in its judgment to avert such condition.

                                   ARTICLE 21
              DAMAGE TO SYSTEMS. FACILITIES. EQUIPMENT AND PROPERTY

       21.1 Each Party shall be responsible to the other for any physical damage or destruction it causes to the facilities, systems, equipment or property, of the other Party.

       21.2 The Party causing physical damage to or destruction of shared use cables, facilities, systems, or equipment or other shared .use property shall be responsible for all repair and/or replacement costs. If neither Party is responsible for any such damage or destruction, all repair and/or replacement costs shall be shared by both Parties on a pro rata basis based upon theft usage of said cables, facilities, systems, equipment or other shared use property.

       21.3 Degradation to or routine replacement of shared use cables, facilities, systems, equipment or other shared use property at the Site shall be evenly divided between the Parties for replacement of corrective costs up to $25,000 per incident. Costs in excess of $25,000 per incident shall be shared pro rata between the Parties based upon usage of such shared use cables, facilities, systems, equipment or other shared use property.

       21.4 The obligations under this Article shall not be limited in any way by any limitation on either Party's insurance.

                                   ARTICLE 22
                        PERSONAL INJURY, INDEMNIFICATION

       22.1 The obligations under this Article shall not be limited in any way by any limitation on either Party's insurance.

       22.2 To the fullest extent allowed by law, each Party shall indemnify, defend, and save harmless the other party, its agents and employees, from and against any loss, damage, liability, cost, suit, charge, expense, or cause of action, whether unconditionally certain or otherwise, as they exist on the effective date of this Agreement or arise at any time thereafter, (including but not limited to fees and disbursements of counsel incurred by the indemnified Party in any action or proceeding between the Party indemnifying and the indemnified Party or between the indemnified Party and any third party or otherwise) arising out of any damage or injury to its property or property of third parties (including real property, personal property and environmental damages), or persons, (including injuries resulting in death), directly or indirectly caused by or arising out of or in any way connected with this Agreement, or the work performed hereunder, or any facilities, systems, equipment or property used by the other Party, its agents, employees, contractors, and suppliers; provided however, each Party shall be liable for all claims of the Party's own employees arising out of any provision of the Workers' Compensation Law.

       22.3 In the event that the claims, damages, losses, judgments, or settlements are the result of the negligence of both Parties, each Party shall be liable to the extent or degree of their respective negligence, as determined by mutual agreement of both Parties, or in the absence thereof, as determined by adjudication of comparative negligence.

       22.4 The indemnifying Party shall take prompt action to defend and indemnify the other Party against claims, actual or threatened, but in no event later than notice by the indemnified Party to the indemnifying Party of the service of a notice, summons, complaint, petition or other service of a process against the indemnified Party alleging damage, injury, liability, or expenses attributed in any way to this Agreement, the work, acts, fault, negligence, equipment, materials, systems, facilities, personnel, or property of the indemnifying Party, it's agents, employees, contractors or suppliers. The indemnifying Party shall defend any such claim or threatened claim, including as applicable, engagement of legal counsel, to respond to, defend, settle, or compromise any claim or threatened claim.

       22.5 The indemnifying Party understands and agrees that it is responsible for any and all costs and expenses incurred by indemnified Party to enforce this indemnification provision.

       22.6 The obligations set forth in this Article 22 shall survive completion of any work, labor or services which is the subject matter of this Agreement and shall survive the termination or expiration of this Agreement.

                                   ARTICLE 23
                                    INSURANCE

       23.1 Each Party shall maintain at its own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their property, facilities, systems, equipment in the manner, and amounts, and for the durations set forth in Schedule L to this Agreement.

       23.2 Each Party shall promptly provide the other Party with either a Certificate of Insurance or Evidence of Insurance letter for all coverages as set forth in Schedule L to this Agreement, at the following address:

                     For Niagara Mohawk Power Corporation:

                               Attn: Risk Management, Bldg. A-1
                               300 Erie Boulevard West
                               Syracuse, NY 13202

                     For Buyer:

                               Attn: Lee Carlson
                               NRG Energy, Inc.
                               1221 Nicollet Mall
                               Suite 700
                               Minneapolis, MN 55403
                               (612) 373-5306
                               Facsimile: (612) 373-8804

Such certificates or letters, and any renewals or extensions thereof, shall provide that at least ninety (90) days prior written notice shall be given to the other Party in the event of any cancellation or diminution of coverage and shall outline the amount of deductibles or self-insured retention which shall be for the account of that Party. Any waiver of right of subrogation responsibilities should be noted on the certificate.

       23.3 Each Party shall be named as additional insureds on the general liability insurances policies set forth in Schedule L to this Agreement as regards liability under this Agreement; and each Party shall on behalf of itself, its parents, affiliates, overseers, and assigns, waive its rights of recovery against the other for any loss or damage covered by such policy.

       23.4 The failure of either Party to comply with the requirements of this Article 23, or the complete or partial failure of an insurance carrier to protect or indemnify fully the other Party, or the inadequacy of the insurance, shall not in any way lessen or affect the obligations or liabilities of each Party to the other.

       23.5 In the event either Party uses contractors or sub-contractors in connection with this Agreement, the using Party shall require all such contractors and sub-contractors to provide the same insurance coverages as required in Schedule L to this Agreement.

       23.6 If any insurance coverage required in Schedule L to this Agreement is not secured, maintained or is canceled before expiration of this Agreement, and the Party obligated by this Agreement to obtain and/or to maintain such insurance fails immediately to procure other insurance, the other Party has the right to procure such insurance and to charge the cost thereof to Party failing to obtain, maintain or replace such insurance.

       23.7 Each Party shall furnish the other's Risk Management department with copies of any accident or incident report(s) it receives from any insurance carrier covering accidents or incidents occurring in connection with, as a result of, or arising out of this Agreement.

       23.8 Nothing contained in this Article 23 shall be construed as limiting the extent of the either Party's responsibility for payment of damages resulting from this Agreement, or limiting, diminishing, or waiving either Party's obligation to indemnify, defend, and save harmless the other Party as provided by this Agreement.

       23.9 As set forth in Schedule L, each Party may elect to self-insure specified portions of the insurance obligations set forth in Schedule L to this Agreement provided such Party meets and complies with the requirements for self-insurance set forth in Schedule L.

                                   ARTICLE 24
                                     CLAIMS

       24.1 Each Party shall provide reasonable assistance and cooperation to the other in the investigation, processing and disposition of any and all claims, actions and lawsuits, known or unknown, that relate to the Purchased Assets as of the date of Closing. Such claims shall include claims arising out of actions or activities occurring at the Purchased Assets prior to Closing, which have been instituted against Seller within the applicable statue of limitations under New York Law. Such assistance and cooperation shall include, but shall not be limited to, participation in pre-trial discovery, inspections, document production, pre-trial testimony and testimony at trial.

                                   ARTICLE 25
                                  FORCE MAJEURE

       25.1 Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure.

       25.2 The term "force majeure" as used herein, means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

       25.3 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall:
(i)
provide prompt written notice of such force majeure event to the other Party giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise all reasonable efforts to continue to perform its obligations under this Agreement, (iii) expeditiously take action to correct or cure the event or condition excusing performance; provided that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (v) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. All performance obligations hereunder, shall be extended by a period equal to the term of the resultant delay.

                                   ARTICLE 26
                             GOVERNING LAW. DISPUTES

       26.1 This Agreement and the rights, duties and obligations of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any law suits arising under this Agreement shall be instituted in the Federal and State courts of New York located in the City of Syracuse, County of Onondaga and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation between the Parties arising under or in connection with this Agreement.

                                   ARTICLE 27
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

       27.1 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned without the prior written consent of the other Party, said consent not to be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its right and interests hereunder to a trustee or lending institution (s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Buyer or such assignee from the performance of its duties and obligations under this Agreement. Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Purchased Assets, so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

       27.2 Except as set forth in this Article 27, no assignment or transfer of rights or obligations under this Agreement by Buyer shall relieve Buyer from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Seller has consented in writing to such assumption; said consent not to be unreasonably withheld.

       27.3 Except as set forth in this Article 27, no assignment or transfer of rights or obligations under this Agreement by Seller shall relieve Seller from full liability and financial responsibility for the performance after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Seller under this Agreement and Buyer has consented in writing to such assumption; said consent not to be unreasonably withheld.

       27.4 If either Party terminates its existence as a corporate entity, and by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity without complying with this Article 27, the other Party shall have the right, enforceable in a court of competent jurisdiction, to enjoin the Party's successor from using the property in any manner inconsistent with this Agreement

                                   ARTICLE 28
                         CONTRACTORS AND SUBCONTRACTORS

       28.1 Nothing in this Agreement shall prevent the Parties from utilizing the services of contractors and subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

       28.2 The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any contractor or subcontractor it hires as if no contract or subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any contractor or subcontractor.

       28.3 No contractor or subcontractor is intended to be or shall be deemed a third-Party beneficiary of this Agreement.

       28.4 To the fullest extent permitted by law, Buyer shall require its contractor and subcontractors to indemnify and hold harmless and defend Seller, its parent and affiliates and their officers, directors, employees, agents, and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Seller's employees, Buyer's employees and their affiliates' employees, or any other liability incurred by Seller or its parent or affiliates including all expenses, legal or otherwise, to the extent caused, by any act or omission, negligent or otherwise, by said contractor or subcontractor and/or its officers, directors, employees, agents, and assigns arising out of or connected with the operation of Seller's and its affiliates or Buyer's and its affiliates' facilities, equipment, and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

       28.5 To the fullest extent permitted by law, Seller shall require its contractors and subcontractors to indemnify and hold harmless and defend Buyer, its parents and affiliates and their officers, directors, employees, agents, and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Seller's employees, Buyer's employees and their affiliates' employees, or any other liability incurred by Buyer or its parent or affiliates including all expenses, legal or otherwise, to the extent caused, by any act or omission, negligent or otherwise, by said contractor or subcontractor and/or its officers, directors, employees, agents, and assigns arising out of or connected with the operation of Seller's and its affiliates or Buyer's and its affiliates' facilities, equipment, and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

       28.6 The obligations under this Article 27 shall not be limited in any way by any limitation on any such contractor's or subcontractor's insurance.

                                   ARTICLE 29
                                 LABOR RELATIONS

       29.1 Each Party agrees immediately to notify the other verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

                                   ARTICLE 30
                          INDEPENDENT CONTRACTOR STATUS

       30.1 Nothing in this Agreement shall be construed as creating any relationship between Seller and Buyer other than that of independent contractors.

                                   ARTICLE 31
                             LIMITATION OF LIABILITY

       31.1 To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, except for any third-party indemnity obligations set forth in Article 22, neither Seller nor Buyer, nor their respective officers, directors, agents, or employees, successors or assigns, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including attorney's fees or litigation costs) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law, or any other theory of recovery. The provisions of this Article 31 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

       31.2 The remedies set forth in this Agreement are the exclusive remedies for the liabilities of each Party arising out of or in connection with this Agreement.

                                   ARTICLE 32
                                     NOTICES

       32.1 Unless otherwise provided in is Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Party as follows:

                     For Seller:

                               Niagara Mohawk Power Corporation
                               300 Erie Boulevard West
                               Syracuse, New York 13202
                               Attention:
                               Facsimile:  (315) _________

                     For Buyer:

                               Huntley Power LLC
                               C/o NRG Energy, Inc.
                               Suite 700
                               1221 Nicollet Mall
                               Minneapolis, MN 55403
                               Attn: Craig Mataczynski
                               Facsimile:  (612) 373-5430

                               Facsimile:

or such other address as is furnished in writing by such Party. Unless otherwise provided in this Agreement, notice is deemed to have been given as of the date so mailed.

                                   ARTICLE 33
                                    HEADINGS

       33.0 The descriptive headings of the Articles of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE 34
                                     WAIVER

       34.1 Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 35
                                  COUNTERPARTS

       35.1 This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.

                                   ARTICLE 36
                                  SEVERABILITY

       36.1 In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

                                   ARTICLE 37
                                    AMENDMENT

       37.1 This Agreement may be amended, modified, or supplemented only by written agreement of both Seller and Buyer.

                                   ARTICLE 38
                                ENTIRE AGREEMENT

       38.1 This Agreement and the Schedules attached thereto, constitute the entire understanding between the Parties, and supersede any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein. if there is any conflict between this Agreement and either the Interconnection Agreement or the ASA, both the Interconnection Agreement and the ASA have precedence over this Agreement.

       IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                              NIAGARA MOHAWK
HUNTLEY POWER LLC                             POWER CORPORATION



By:    /s/ Craig A. Mataczynski               By:    /s/ Thomas H. Baron
Name:  Craig A. Mataczynski                   Name:  Thomas H. Baron
     -------------------------------
Title: President                              Title: Sr. Vice President,
      ------------------------------                 Field Operations